Exhibit 2.2 AMENDMENT TO THE ASSET PURCHASE AGREEMENT This Amendment, dated effective as of September 6, 2024 at 12:01 AM (eastern time) (this “Amendment”), to the Asset Purchase Agreement (the “Agreement”), dated as of July 31, 2024, by and among SVO, LLC, a Delaware limited liability company, Mayflower Vehicle Systems, LLC, a Delaware limited liability company and Commercial Vehicle Group, Inc., a Delaware corporation and the sole equityholder of Seller. W I T N E S S E T H: WHEREAS, the parties hereto are parties to the Agreement; and WHEREAS, in accordance with Section 10.8 of the Agreement, the parties hereto wish to amend the Agreement as set forth therein. NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein (the receipt and sufficiency of which is hereby acknowledged and agreed), the parties hereto agree as follows: 1. Definitions. Capitalized terms used in this Amendment and not otherwise defined shall have the meanings ascribed to such terms in the Agreement. 2. Amendments. The Agreement is hereby amended to delete the bold, stricken text (indicated textually in the same manner as the following example: stricken text) and to add the bold, underlined text (indicated textually in the same manner as the following example: double- underlined text) as set forth in Exhibit A hereto 3. Agreement Remains in Effect. Except as expressly amended by this Amendment, the Agreement remains in full force and effect and nothing in this Amendment shall otherwise affect any other provision of the Agreement or the rights and obligations of the parties hereto. 4. References to the Agreement. After giving effect to this Amendment, each reference in the Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Agreement shall refer to the Agreement as amended by this Amendment. 5. Incorporation by Reference. Section 10 of the Agreement shall apply mutatis mutandis to this Agreement. [Signature Page Follows] WBD (US) 60049180v2

[Signature Page to APA Amendment] IN WITNESS WHEREOF, this Amendment to the Asset Purchase Agreement has been executed on behalf of each of the parties hereto as of the date first above written. Mayflower Vehicle Systems, LLC By: /s/ James R. Ray Name: James R. Ray Title: President Commercial Vehicle Group, Inc. By: /s/ James R. Ray Name: James R. Ray Title: President SVO, LLC By: /s/ Stephen Roy Name: Stephen Roy Title: President

Exhibit A (attached)

ASSET PURCHASE AGREEMENT This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July 31, 2024 (the “Agreement Date”), is entered into by and among SVO, LLC, a Delaware limited liability company (“Buyer”), Mayflower Vehicle Systems, LLC, a Delaware limited liability company (“Seller”), and Commercial Vehicle Group, Inc., a Delaware corporation and the sole equityholder of Seller (the “Owner”). Seller and the Owner are referred to collectively herein as the “Seller Parties” and each as a “Seller Party.” Buyer and the Seller Parties are referred to collectively herein as the “Parties” and each as a “Party.” BACKGROUND WHEREAS, Seller desires to sell and Buyer desires to purchase substantially all of the assets of Seller at the price and on the terms as set forth in this Agreement; and WHEREAS, as a material inducement to Buyer to enter into this Agreement, the Owner has agreed to become party to this Agreement. NOW, THEREFORE, in consideration of the mutual agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows: 1. Definitions. For purposes of this Agreement, the capitalized terms and variations thereof not otherwise defined in the body of this Agreement shall have the meanings ascribed to them in Exhibit A. 2. Purchase and Sale of Assets. 2.1 Purchased Assets. Except for the Excluded Assets, upon the terms and subject to the conditions of this Agreement, at the Closing (other than the Assigned Contracts which are assigned effective as of October 1, 2024), Buyer shall purchase from Seller, and Seller shall sell, convey, transfer, assign and deliver to Buyer, all right, title and interest of Seller in and to all of the Purchased Assets, free and clear of all Liens. The term “Purchased Assets” means, other than the Excluded Assets, all of the assets of Seller, including the following: 2.1.1 all of the Tangible Assets of Seller or the Business, including the Tangible Assets set forth on Schedule 2.1.1; 2.1.2 all Inventory, any prepaid deposits for such Inventory, and any and all rights to the warranties received from suppliers with respect to such Inventory; 2.1.3 the Owned Real Property; 2.1.4 to the extent transferable, all Authorizations which are held by Seller for the conduct of the Business or for the ownership or use of the Purchased Assets; 2.1.5 all of Seller’s rights in, to and under the Assigned Contracts, including Seller’s right to all (a) security deposits, prepaid expenses and other amounts related to the Assigned Contracts and (b) claims, credits, causes of action or rights of set-off related to the Assigned Contracts; 2.1.6 to the extent transferable in accordance with Law, all Books and Records;

2.2.12 the assets set forth on Schedule 2.2.12.

2.3 Assumption of Liabilities. Upon the terms and subject to the conditions set forth herein, at the Closing, Buyer shall assume and shall thereafter pay, perform, discharge or otherwise satisfy in accordance with their terms, the Assumed Liabilities.

2.4 Exclusion of Liabilities. Seller shall pay, perform, discharge or otherwise satisfy in accordance with their terms, the Excluded Liabilities. Buyer shall not assume and shall have no obligations with respect to any Excluded Liabilities.

2.5 Purchase Price. Subject to the terms and conditions set forth herein, in consideration for Seller's sale of the Purchased Assets to Buyer, Buyer shall:

2.5.1 at the Closing, pay the Closing Payment, as adjusted pursuant to Section 2.6.1, to Seller by wire transfer of immediately available funds to the bank account designated in writing in the Flow of Funds Statement;

2.5.2 on October 1, 2024, pay the Deferred Payment to Seller by wire transfer of immediately available funds to the bank account designated in writing in the Flow of Funds Statement;

2.5.3 ~~2.5.2~~ at the Closing, pay, on behalf of Seller, the aggregate amount of the Transaction Expenses payable to the third-party service providers evidenced by invoices delivered to Buyer pursuant to Section 2.8.1(k), by wire transfer of immediately available funds in the amounts and to the bank accounts designated in writing in the Flow of Funds Statement; and

2.5.4 ~~2.5.3~~ at the Closing, pay, on behalf of Seller, the aggregate amount of the Payoff Indebtedness by wire transfer of immediately available funds to the holders of the Payoff Indebtedness evidenced by payoff letters delivered to Buyer pursuant to Section 2.8.1(l), in the amounts and to the bank accounts designated in writing in the Flow of Funds Statement.

The aggregate amount contemplated to be paid or delivered by the preceding Sections 2.5.1 – 2.5.3, inclusive, subject to the provisions of Section 2.6, shall collectively be referred to herein as the "Purchase Price".

2.6 Purchase Price Adjustments.

2.6.1 Within three (3) Business Days prior to ~~the Closing~~October 1, 2024, Seller shall deliver to Buyer a statement (the "Estimated Inventory Statement") duly executed by an officer of Seller, that contains a good faith and reasonable best estimate of the Inventory Value (the "Estimated Inventory Value"). The Estimated Inventory Statement and the Estimated Inventory Value shall be prepared in a manner consistent with Schedule 2.6.1. If the Estimated Inventory Value is less than the Target Inventory Value, then the ~~Closing~~Deferred Payment payable to Seller ~~at the Closing~~ pursuant to Section ~~2.5.1~~2.5.2 shall be decreased by such shortfall amount. If the Estimated Inventory Value is greater than the Target Inventory Value, then the ~~Closing~~Deferred Payment payable to Seller ~~at the Closing~~ pursuant to Section ~~2.5.1~~2.5.2 shall be increased by such surplus amount.

2.6.2 Within sixty (60) calendar days after ~~the Closing Date~~October 1, 2024, Buyer shall prepare and deliver to Seller (a) a statement (the "Closing Inventory Statement") setting forth Buyer's calculation of the Inventory Value and the Adjustment Calculation and (b) work papers and backup data (in each case if applicable) reasonably sufficient to allow for the verification of information set forth in the Closing Inventory Statement. The Closing Inventory Statement, the Inventory Value, and

3

7 certifying that the aforementioned resolutions are correct and complete and have not been modified or rescinded since the date of adoption; (p) a good standing certificate (or its equivalent) for Seller from the Secretary of State of the State of Delaware, dated as of a date not earlier than five Business Days prior to the Closing Date; (q) an affidavit from Owner in the form provided pursuant to the Treasury Regulations promulgated under Section 1445 of the Code that Owner is not a “foreign person” as such term is defined in Section 1445 of the Code and in a form reasonably satisfactory to Buyer; (r) a certificate duly executed by an authorized officer of Seller and Owner, dated as of the Closing Date, given by him or her on behalf of Seller and Owner and not in his or her individual capacity, stating that the conditions specified in Section 6.2.1, Section 6.2.2 and Section 6.2.4 have been satisfied; (s) a letter agreement in a form reasonably acceptable to Buyer and the Seller Parties that provides for the servicing by Buyer of Warranty Claims from Buyer (or its Affiliates) with Seller Parties reimbursing Buyer (or its Affiliates) for the actual costs associated with such servicing (the “Letter Agreement”); (t) a statement in a form reasonably satisfactory to Buyer, duly executed by an authorized officer of Seller and Owner, setting forth (i) the calculation of the Closing Payment and all amounts associated therewith and (ii) the wiring instructions and amounts to be paid to each Person who is to receive a cash payment pursuant to Section 2.5 (the “Flow of Funds Statement”). 2.8.2 Closing Deliveries of Buyer. At the Closing (or such earlier date if specified below), Buyer shall deliver the following items to Seller or on behalf of Seller: (a) the payments required by Section 2.5 (other than the Deferred Payment); (b) the Bill of Sale, duly executed by Buyer; (c) the Assignment and Assumption Agreement, duly executed by Buyer; (d) the IP Assignments, duly executed by Buyer; (e) the Lease Assignments, duly executed by Buyer; (f) the TSA, duly executed by Buyer. (g) the Letter Agreement, duly executed by Buyer. (h) a certificate of an authorized officer of Buyer dated as of the Closing Date in a form reasonably satisfactory to Seller (i) attaching (A) the certificate of formation (together with any and all amendments thereto) of Buyer, certified by the Secretary of State of the State of Delaware, (B) the other Organizational Documents of Buyer (together with any and all amendments thereto), and (C) resolutions of Buyer’s sole member (or equivalent governing authority) approving this Agreement and the transactions contemplated by this Agreement, and (ii) certifying that (A) no amendments have been made to the Organizational Documents except as provided in such attachments

24 Employee Benefit Plans set forth on Schedule 3.19.1, or (iii) proposed any changes to any of the Seller Employee Benefit Plans now in effect. 3.19.3 With respect to the Seller Employee Benefit Plans, Seller and each ERISA Affiliate will have timely made, on or before the Closing Date, all payments (including premium payments with respect to insurance policies) required to be made by them on or before the Closing Date and will have accrued (in accordance with and to the extent required by GAAP) as of the Closing Date all payments (including premium payments with respect to insurance policies) due but not yet payable as of the Closing Date. Schedule 3.19.3(i) sets forth all accrued sick time, vacation time or any other paid time off or related obligations as of July 26, 2024, listed by employee, for each employee engaged in the Business. No earlier than five (5) days before the ClosingOn September 30, 2024, Seller shall provide to Buyer a schedule that sets forth all accrued sick time, vacation time or any other paid time off or related obligations as of the Closing DateSeptember 30, 2024 listed by employee, for each employee engaged in the Business. 3.19.4 Seller has made available to Buyer an accurate and complete copy of the three (3) most recent “Annual Reports” (Form 5500 series), accompanying schedules and any other form or filing required to be submitted to any Governmental Authority with regard to each of the Seller Employee Benefit Plans and the most current actuarial report, if any, with regard to each of the Seller Employee Benefit Plans and such forms are attached as Schedule 3.19.4. All reports, disclosures, notices, and filings with respect to each Seller Employee Benefit Plan required to be made to employees, participants, beneficiaries, alternate payees and any Governmental Authority have been timely made or an extension has been timely obtained. 3.19.5 All of the Seller Employee Benefit Plans are, and have been, established and maintained in compliance in all material respects with their provisions and with all Laws including ERISA and the Code and the regulations and rulings thereunder. With respect to each Seller Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code, each such plan is and has at all times been so qualified, each trust forming a part thereof is and has at all times been exempt from Tax pursuant to Section 501(a) of the Code, and no circumstances exist that would reasonably be expected to cause such qualified status to terminate or be revoked for any period. Seller, any ERISA Affiliates, and all fiduciaries of the Seller Employee Benefit Plans have complied in all material respects with the provisions of the Seller Employee Benefit Plans and with all Laws including ERISA and the Code and the regulations and rulings thereunder. No non-exempt prohibited transaction under Section 406 or 407 of ERISA or Section 4975 of the Code has occurred with respect to any of the Seller Employee Benefit Plans. Neither Seller nor any ERISA Affiliate has incurred, and there is no reasonable basis to expect that they will incur, any Tax Liability or civil penalty, damages, or other Liabilities arising under Section 502 of ERISA, resulting from any of the Seller Employee Benefit Plans with respect to any matter arising on or before the Closing Date. 3.19.6 Neither the execution and delivery of this Agreement or any other agreement, instrument, certificate or document contemplated hereby nor the consummation of the transactions contemplated hereby or thereby, alone or in connection with another event, will (i) entitle any current or former employee or independent contractor of Seller to severance pay or any other payment or benefit, including any Transaction Bonus, other than those Transaction Bonuses set forth on Schedule 3.19.6; (ii) accelerate the time of payment or vesting of, or increase the amount of, any compensation or benefit due to any employee or independent contractor of Seller; (iii) directly or indirectly cause Seller to transfer or set aside any assets to fund any benefits under any Seller Employee Benefit Plan; or (iv) otherwise give rise to any material Liability under any Seller Employee Benefit Plan. Seller is not obligated to make any “gross-up” payment with respect to, nor does it have any indemnity obligation for, any Taxes or penalties imposed under Sections 4999 or 409A of the Code.

30 certificate or document contemplated hereby or the transactions contemplated hereby or thereby, without the prior written consent of the other Parties, which consent shall not unreasonably be withheld. Notwithstanding the foregoing, if any such report, statement or release is required to be disclosed by a Seller Party pursuant to the rules and regulation of any securities exchange or by the U.S. Securities and Exchange Commission, the Seller Parties shall be permitted to disclose such report, statement or release provided that the Seller Parties use their reasonable best efforts to consult with Buyer and give Buyer an opportunity to review and comment on any such report, statement or release prior to its disclosure. 5.4 Employment Matters. 5.4.1 Seller shall terminate all its employees engaged in the Business as of 11:59 p.m. (Eastern Time) on the Closing DateSeptember 30, 2024 at its own costs and expenses, including making any severance or other required payments to such employees. Buyer shall offer, through itself or one of its Affiliates, to each employee of Seller listed in Schedule 3.18.2 (that remain employed by Seller) and meeting Buyer’s or its Affiliate’s employment criteria, an “at will” position to be effective as of 12:00 a.m. (Eastern Time) on the first Business Day immediately following the Closing DateOctober 1, 2024 (the “Hire Date,” and each such employee who has accepted such offer of employment shall be referred to as a “Buyer Employee”): (i) that is reasonably comparable to the nature of such employee’s position as an employee of Seller immediately prior to the Closing, (ii) at a level of wages and other cash compensation that are reasonably comparable to such employee’s wages and other cash compensation provided by Seller immediately prior to Closing, and (iii) at the location of such employee’s place of employment with Seller as of the Closing DateSeptember 30, 2024. All payments of compensation to a Buyer Employee shall be made in accordance with the standard payment policies and procedures of Buyer or the applicable Affiliate of Buyer, as the case may be. Nothing contained in this Section 5.4, however, will prohibit Buyer or the applicable Affiliate of Buyer, as the case may be, from terminating at will the employment of any Buyer Employee for any reason or no reason following the Hire Date. Buyer will promptly notify Seller of any employee who does not accept such offer of employment. To the extent communication of the transactions contemplated hereby constitutes a “plant closing” or a “mass layoff,” as those terms are defined in the WARN Act, Seller is responsible for all notices required by the WARN Act or any similar state Law and for the consequences and Liabilities, if any, arising from or related to, the failure to comply with the WARN Act or any similar state Law. 5.4.2 Nothing in this Agreement shall in any way establish any requirements or create any other Liability from Buyer or any of its Affiliates to any employee of Seller or to any former or future employee of Seller (or any of their beneficiaries or dependents), including any duty, requirement, obligation or other Liability relating to continued employment, compensation, benefit plans, programs, policies and arrangements, and any other matter in connection with their employment. Further, neither Buyer nor any of its Affiliates shall be responsible for (i) any Liabilities arising out of or relating to the termination or resignation of any employee of Seller on or before the Hire Date; or (ii) any Liabilities relating to or resulting from the period on or before the Closing not disclosed to Buyer pursuant to Section 3.18 or Section 3.19, including any such Liabilities arising out of or relating to the termination or resignation of any employee of Seller after the Closing Date. For the avoidance of doubt and without limiting the foregoing, Seller agrees that Seller and/or its Affiliates shall be solely liable for providing continuation health care coverage to Seller employees and former employees (and their beneficiaries and dependents, as applicable) to the extent required by Code Section 4980B and Sections 601 through 609 of ERISA. 5.5 Confidentiality. 5.5.1 Following the Closing, Seller Parties shall at all times maintain the confidentiality of Confidential Information, and no Seller Party shall disclose any such information to any Person, nor shall any Seller Party use Confidential Information for any purpose except for the benefit of

33 provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction. 5.7 Mutual Release. 5.7.1 Effective upon the Closing, each Seller Party, on behalf of such Seller Party and its Affiliates and each of their respective assigns, heirs, beneficiaries, representatives and agents (collectively, the “Seller Releasing Parties”), hereby irrevocably and fully waives, releases, acquits and discharges forever, Buyer and its Affiliates and each of their present and former direct or indirect partners, members and equityholders, and the officers, directors, partners, members, equityholders, managing directors, employees, principals, trustees, representatives, subsidiaries, predecessors, successors, assigns, beneficiaries, heirs, executors, insurers, attorneys and Affiliates of each of them (collectively, the “Buyer Released Parties”), from any and all Losses and causes of action of every kind and nature whatsoever, at law or in equity, whether known or unknown, that such Seller Releasing Parties, or any of them, may have had in the past, may now have or may have in the future against the Buyer Released Parties, or any of them, which relate to or arise out of the operations and activities of Seller or the Business or any of its Affiliates related to the Business prior to or on the Closing Date, including, any claims arising out of or related to the Supply Agreement (the “Seller Claims”), other than (a) any claims arising out of this Agreement or in any other agreement, instrument, certificate or document delivered by or on behalf of Buyer to which such Seller Releasing Party is a party, (b) claims for payment for products purchased prior to Closing by a Buyer Releasing Party under the Supply Agreement, and (c) counterclaims and defenses related to Warranty Claims (collectively the “Seller Excluded Claims”). 5.7.2 Effective upon the Closing, Buyer, on behalf of itself and its Affiliates and each of their respective assigns, heirs, beneficiaries, representatives and agents (collectively, the “Buyer Releasing Parties”), hereby irrevocably and fully waives, releases, acquits and discharges forever, the Seller Parties and their respective Affiliates and each of their present and former direct or indirect partners, members and equityholders, and the officers, directors, partners, members, equityholders, managing directors, employees, principals, trustees, representatives, subsidiaries, predecessors, successors, assigns, beneficiaries, heirs, executors, insurers, attorneys and Affiliates of each of them (collectively, the “Seller Released Parties”), from any and all Losses and causes of action of every kind and nature whatsoever, at law or in equity, whether known or unknown, that such Buyer Releasing Parties, or any of them, may have had in the past, may now have or may have in the future against the Seller Released Parties, or any of them, which arise out of or relate to Performance Claims, including Performance Claims accruing or arising from the Closing Date until September 30, 2024, (the “Buyer Claims”). For the avoidance of doubt, “Buyer Claims” shall not include (a) any claims arising out of this Agreement or in any other agreement, instrument, certificate or document delivered by or on behalf of Seller to which such Buyer Releasing Party is a party) (b) any Warranty Claims, and (c) any claims other than Performance Claims (the “Buyer Excluded Claims”). 5.7.45.7.3 Each Seller Party (on behalf of itself and the other Seller Releasing Parties) hereby agrees not to institute any Proceeding against any Buyer Released Party with respect to any of the Seller Claims released pursuant to this Section 5.7. 5.7.55.7.4 Buyer (on behalf of itself and the other Buyer Releasing Parties) hereby agrees not to institute any Proceeding against any Seller Released Party with respect to any Buyer Claims released pursuant to this Section 5.7. 5.7.65.7.5 Each Seller Party (on behalf of itself and the other Seller Releasing Parties) hereby represents to the Buyer Released Parties that (i) no Seller Releasing Party has assigned any Seller Claims, (ii) it (and they) fully intends to release all Seller Claims (other than the

34 Seller Excluded Claims), and (iii) such Seller Party has consulted with counsel with respect to the execution and delivery of this general release and has been fully apprised of the consequences hereof. Each Seller Party agrees and acknowledges that the release in this Section 5.7 constitutes a complete defense of any and all Seller Claims, other than Seller Excluded Claims. 5.7.75.7.6 Buyer (on behalf of itself and the other Buyer Releasing Parties) hereby represents to the Seller Released Parties that (i) no Buyer Releasing Party has assigned any Buyer Claims, (ii) it (and they) fully intends to release all Buyer Claims (other than the Buyer Excluded Claims), and (iii) Buyer has consulted with counsel with respect to the execution and delivery of this general release and has been fully apprised of the consequences hereof. Buyer agrees and acknowledges that the release in this Section 5.7 constitutes a complete defense of any and all Buyer Claims, other than Buyer Excluded Claims. 5.8 Wrong Pockets. If after the Closing Date any Party receives any funds properly belonging to another Party in accordance with the terms of this Agreement, the receiving Party will promptly advise the other Party, will segregate and hold such funds in trust for the benefit of such other Party and will promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by such other Party. The Parties further acknowledge and agree that certain assets of Seller used in the Business (excluding the Excluded Assets) may be inadvertently legally owned by or titled to the Owner or an Affiliate of a Seller Party (the “Other Business Assets”). If following the Closing, the Parties determine that Other Business Assets were not transferred to Buyer, the Parties agree to cooperate to transfer such Other Business Assets to Buyer as promptly as practicable without the payment of any further consideration. 5.9 Tax Assistance. Following the Closing, the Seller Parties, on the one hand, and Buyer, on the other hand, will provide each other with (and will cause their respective Affiliates to provide) such assistance as may reasonably be requested in connection with the preparation of any Tax Return or any Tax Proceeding. 5.10 Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any Uniform Commercial Code or similar corporate (non-Tax) bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer. It is understood that any Liabilities arising out of or relating to the failure of Seller Parties to comply with the requirements and provisions of any such Laws which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities, as will any Successor Taxes. 5.11 Transfer Taxes. All Transfer Taxes shall be borne and paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller Parties when due. Seller Parties shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall reasonably cooperate with respect thereto as necessary). 5.12 Seller Existence. Following the consummation of the transactions contemplated by this Agreement, and during any period for which the TSA remains in effect, Seller shall remain a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware with full limited liability company power and authority to perform its obligations hereunder. 5.13 Receivables. If Seller or any of its Affiliates receives or collects any funds relating to any accounts receivable or any other Purchased Asset, Seller or such Affiliate shall remit such funds to Buyer within twenty (20) Business Days after its receipt thereof. From and after the Closing, if

Exhibit A-2 New York are authorized or required by Law or other governmental action to close (excluding closures of physical banking branches so long as banking transactions can occur on such day). “Buyer Material Adverse Effect” means any event, development, change or effect that, either individually or in the aggregate, is material and adverse to the ability of Buyer to consummate the transactions contemplated by this Agreement, prior to the Outside Date. “Cash” means, with respect to Seller and as of a given date, any cash on hand, cash in bank or other accounts of Seller, readily marketable securities, and cash-equivalents of any nature as of such date, determined in accordance with GAAP, including all checks and drafts deposited for the account of the Seller that have not yet cleared (provided that such checks or drafts actually clear), less the aggregate amount of all outstanding checks, money orders or similar instruments of the Seller. “Closing Payment” means an amount equal to (i) the Base Purchase Price, minus (ii) the sum of the Transaction ExpensesDeferred Payment, minus (iii) the sum of the Transaction Expenses, minus (iv) the sum of the Payoff Indebtedness of Seller unpaid as of immediately prior to the Closing, as further adjusted pursuant to Section 2.6.1. “Code” means the Internal Revenue Code of 1986, as amended. “Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of February 7, 2024, between Volvo Truck Corporation and the Owner. “Competing Business” means each and any type of business in which Seller is engaged as of the Closing Date, including each and any type of business described in the definition of “Business”, provided that the business of the Owner and its Affiliates as currently conducted at its location in Concord, North Carolina shall not been deemed to be a Competing Business. “Consent” means any approval, consent, ratification, novation, waiver, exemption or other authorization. “Contract” means, whether written or oral, any note, bond, mortgage, indenture, contract, including any Government Bid or Government Contract, agreement, permit, license, lease, sublease, purchase order, sales order, arrangement or other commitment, obligation or understanding, express or implied, of any nature whatsoever to which a Person is a party or by which a Person or its assets or properties are bound. “Contracts for Off the Shelf Software” means non-negotiated Contracts for off-the-shelf commercially available Software that is not incorporated into any Seller Product. “Copyright” means all copyrights and similar rights recognized worldwide and all issued registrations, applications, renewals and extensions thereof and any and all “moral rights” or rights of attribution as the author of a work. “Current Assets” means the consolidated current assets of Seller determined in accordance with GAAP. “Deferred Payment” means $20,000,000.00. “Deferred Revenue Obligations” means, without duplication, the sum of deferred revenues, unearned revenues, customer deposits, prepaid support or support billed in advance or any other similar liabilities for payment received in advance for services which have not yet been performed, or goods

Exhibit A-4 voting or similar rights) and (c) any other rights, warrant, option or instrument to convert into, exchange into or acquire any of the foregoing. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all rulings and regulations promulgated thereunder. “ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that is part of the same controlled group with, under common control with, part of an affiliated service group with, or part of another arrangement that includes, Seller or any ERISA Affiliate of Seller within the meaning of Code Section 414(b), (c), (m) or (o). “Excluded Liabilities” means, other than the Assumed Liabilities, all Liabilities of Seller or Owner, including all Liabilities of Seller or Owner: (a) for Taxes, including Seller Indemnified Taxes; (b) arising out of or relating to the Excluded Assets; (c) for Indebtedness or Transaction Expenses; (d) arising out of or relating to the Excluded Contracts; (e) arising out of or relating to any Seller Employee Benefit Plan; (f) resulting from any unauthorized access to, or the unauthorized use or disclosure of Personal and Protected Information that is stored, processed, or transmitted by Seller prior to the Closing; (g) for any noncompliance under Environmental Laws or for any Release of Hazardous Materials, in either case arising as a result of events occurring or facts and circumstances arising or existing on or prior to the Closing Date; (h) for intercompany balances or amounts owed by Seller to any of its Affiliates, (i) arising out of or relating to any warranties (including the servicing thereof), representations or guarantees made by Seller or the Business prior to the Closing; (j) arising out of or relating to the Seller’s, Owner’s or the Business’s failure to reasonably mitigate heat within the Owned Real Property in accordance with National Institute for Occupational Safety and Health standards and other requirements of Environmental Law; or (k) otherwise arising out of or relating to Seller’s ownership or operation of the Business or the Purchased Assets prior to the Closing; or (l) related to or arising from the employment of any employee of Seller or Owner (including Tax Liabilities) for the period beginning on the Closing Date and ending on and including September 30, 2024. “Final Adjustment Calculation” means an amount, which may be positive or negative, equal to (i) the Adjustment Calculation if Buyer does not receive an Objection Notice pursuant to and in accordance with Section 2.6.3, or (ii) otherwise, the amount calculated pursuant to the applicable provisions of Section 2.6.5. “Fundamental Representations” means those representations and warranties set forth in Section 3.1 (Organization and Authority; Capacity), Section 3.2 (Authorization), Section 3.3 (Capitalization), Section 3.5.1 (Title to Assets), Section 3.6 (Broker Fees), Section 3.11 (Tax Matters), Section 3.22 (Environmental), Section 4.1 (Organization of Buyer), Section 4.2 (Authorization of Transaction) and Section 4.5 (Broker Fees). “Fraud” means an actual and intentional fraud (and not negligent or inadvertent fraud) under Delaware law with respect to the making of the representations and warranties in this Agreement. “GAAP” means United States generally accepted accounting principles applied in a manner consistent with that used by the Owner in preparing the Financial Statements. “Government Bid” means any active proposal or offer, solicited or unsolicited, made by Seller with respect to the Business prior to the Closing Date which, if accepted, would result in a Government Contract. A Government Bid (i) includes any proposal or offer made by Seller with respect to the Business that has been accepted by the offeree but has not resulted in a Government Contract prior to the

Exhibit A-6 the Owner, any director, stockholder, manager, member, officer or employee of Seller or to any Affiliate of the foregoing, (m) all obligations of a type referred to above which are directly or indirectly guaranteed by Seller or which Seller has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss, (n) any liability that should be recorded on the balance sheet in accordance with GAAP related to the difference between cash rent payments and straight-line expense amounts over the operating lease term (i.e., deferred rent), (o) Deferred Revenue Obligations, (p) any Transaction Bonuses, (q) any current liabilities (including, accounts payable, accrued expenses, and warranty Liabilities) and (r) all other Liabilities, that, in accordance with GAAP, should be reflected in the Financial Statements of Seller as indebtedness. For purposes of this Agreement, Indebtedness includes the aggregate amount of any accrued interest, accreted value, breakage costs, prepayment premiums or penalties related thereto, unpaid fees or other costs or expenses associated with the prepayment or termination of any Indebtedness. “Independent Accountant” means PricewaterhouseCoopers LLP or an independent accounting firm of nationally or regionally recognized standing mutually agreed upon by Buyer and Seller with such agreement not to be unreasonably withheld, conditioned or delayed. “Information Privacy and Security Laws” means all Laws relating in any way to the privacy, security, collection, storage, use, disclosure, retention, transfer or processing of Personal and Protected Information, and all regulations promulgated thereunder, including the Health Insurance Portability and Accountability Act of 1996, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the EU Data Protection Directive (Directive 95/46/EC) and any successor or replacement directive thereof (including the General Data Protection Regulation), state privacy and data security Laws, state health information Laws, state biometric information Laws, state social security and number and driver’s license protection Laws, state data breach notification Laws, state consumer protection Laws, and any Laws concerning minimum security requirements or requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing). “Intellectual Property Rights” are the exclusive rights held by the owner of a Copyright, Patent, Trademark, or trade secret, including (i) the rights to copy, publicly perform, publicly display, distribute, adapt, translate, modify and create derivative works from works of authorship (including Software) ; (ii) the rights to preclude another from using, making, having made, selling, offering to sell, and importing patented subject matter and the right to preclude another from practicing patented methods, (iii) the rights to use and display any Trademarks in association with businesses, products or services as an indication of ownership, origin, affiliation, or sponsorship; (iv) rights in any domain name registration; and (v) the rights to apply for any of the foregoing rights, and all rights in those applications. Intellectual Property Rights also include any and all rights associated with particular information that are granted by Law and that give the owner, independent of contract, exclusive authority to control use or disclosure of the information, including any rights in databases recognized by Law. “Inventory” shall mean all inventory, merchandise, products and other personal property held or stored for the purposes of, or used in connection with, the Business, including finished goods, parts and equipment, raw materials, packaging supplies and work-in-process. “Inventory Value” means, as of October 1, 2024, the value of the Inventory of Seller and the Business as of the Effective Time inventory, merchandise, products and other personal property held or stored (including at 1338 Mount Olive Church Rd., Gastonia, North Carolina 28052) for the purposes of, or used in connection with, manufacturing and assembling structured products, including, cabs for

Exhibit A-7 medium and heavy-duty vehicles at Seller’s facility (which will become Buyer’s facility at the Closing) in Kings Mountain, North Carolina, including finished goods, parts and equipment, raw materials, packaging supplies and work-in-progress, other than Inventory that is an Excluded Asset, determined in accordance with GAAP and in a manner consistent with the methodologies set forth on Schedule 2.6.1. “Knowledge of Seller,” “to Seller’s Knowledge” and similar phrases mean the actual knowledge of Aneezal Mohamed, Don Fishel, and Russ Ketteringham and the knowledge that such Persons have or would have after reasonable inquiry of individuals employed by Seller responsible for the matter being represented or warranted. “Law” means any applicable statute, law (including common, statutory, civil, criminal, domestic and foreign law), ordinance, regulation, rule, code (including competition law or regulation, statutory instruments, guidance notes, circulars, directives, decisions, rules and regulations), Order, legislation, constitution, treaty, convention, judgment, decree, published enforcement policy, or other requirement or rule of law of any Governmental Authority. “Leased Real Property” means any real property leased, licensed or subleased to or by Seller. “Liabilities” means any liability or obligation of any kind (including as related to Taxes), whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, determined or indeterminable, disputed or undisputed, liquidated or unliquidated, joint or several, secured or unsecured, vested or unvested, and whether due or to become due, regardless of when asserted, and whether or not the same is required to be reflected on financial statements. “Lien” means security interests, mortgages, liens, licenses, pledges, charges, easements, encroachments, reservations, restrictions, including contractual, claims, clouds, servitudes, rights of way, options, rights of first refusal or options, community or other marital property interests, equitable interests, trust or similar restriction, restrictions of any kind, including, any voting or other transfer restrictions, receipt of income or exercise of any other attribute of ownership restrictions, conditional sale or other title retention agreements, any agreement to provide any of the foregoing and all other encumbrances of any nature whatsoever or any other statutory liens or trusts that are created under any other Law, whether recorded, unrecorded, or inchoate. “Losses” or “Loss” means any and all losses (including a diminution in value of assets and lost profits), Liabilities, damages, claims, awards, judgments, Tax deficiencies, Taxes, settlements, fines, penalties, assessments, costs and expenses (including the reasonable costs of investigation, remediation and professional fees, including those of attorneys, consultants and experts, any applicable state or local filing fees or organizational fees, and expenses paid in connection with the foregoing) whether or not foreseeable; provided, that, except as awarded by a competent tribunal to a third party in connection with Third Party Claims, “Loss” or “Losses” will not include any punitive, exemplary or special damages. “Material Adverse Effect” means any event, development, change or effect that, either individually or in the aggregate, is material and adverse to (a) the ability of Seller to consummate the transactions contemplated by this Agreement, prior to the Outside Date or (b) the business, operations, assets, liabilities or condition (financial or otherwise) of Seller; provided that a “Material Adverse Effect” pursuant to this clause (b) shall not be deemed to include any event, circumstance, development, change, condition or effect to the extent resulting from (i) general business or economic conditions, (ii) conditions generally affecting the industry in which Seller operates, (iii) general national or international political or social conditions, including any outbreak or escalation of war or terrorism, (iv) general financial, banking or securities market conditions (including any disruption thereof), (v) acts of God, pandemic, epidemic, disease, health emergency, sabotage, war (whether or not declared), armed hostilities, or the escalation or worsening thereof, to the extent the same do not result in the destruction, in whole or in part, of the Seller